Exhibit 10.44

CONFIDENTIAL

December 20, 2011

Farla Efros

103 Castlewood Road

Toronto, Ontario

Canada

M5N 213

Dear Farla:

It is with great pleasure that I confirm our offer of employment with Office Depot. We are looking forward to having you as part of our team.

This letter confirms the details of the offer, which are set forth below. Please note that this offer is contingent upon the satisfactory outcome of both a drug screen and background investigation, including accurate representation of academic degrees and prior work experience. This conditional offer is also contingent upon the signing of a non-compete agreement, which is enclosed, and verification of all data contained in your submitted resume. This offer will be considered rescinded if not accepted within ten (10) days hereof.

Position: Executive Vice President and Chief Merchandising Officer, reporting directly to the CEO.

Salary: Annual base salary of $600,000, payable in substantially equal installments in accordance with Office Depot’s standard payroll practices.

Location: Corporate Headquarters, Boca Raton, Florida.

Start Date: January 1, 2012 or, if not authorized to work in the U.S. on January 1, 2012, as soon as practicable following receipt of work authorization.

Next Performance Review: Performance reviews for the previous calendar year are conducted annually in or around March. To be eligible for an annual performance review and a merit-performance-based salary increase, you must begin employment on or before September 30, 2012.

Bonus Eligibility: Provided you begin employment on or before September 30, 2012, you will be eligible to participate in the 2012 Corporate Bonus Plan (the “Plan”) for 2012. Any bonus payable under the Plan for 2012 will be paid in 2013, no later than March 15, 2013, on a pro-rated basis in accordance with the Plan’s terms, as may be amended from time to time. The Plan currently provides a bonus target payout of 70% of your annual base salary for your position.

6600 North Military Trail     |     Boca Raton, FL 33496     |     T + 561.438.4800

Long-Term Incentive Plan Eligibility: You will be eligible to participate in the Office Depot, Inc. 2007 Long-Term Incentive Plan (or any successor plan or program) in accordance with its terms, as the terms may be amended from time to time, at a level commensurate with your position at the time of grant. The specific number, type and value of stock-based awards are determined by the Compensation Committee of the Board of Directors. Naturally, the Compensation Committee of the Board of Directors reserves the right to alter the specific terms of, or to terminate, our compensation plans at any time and from time to time.

PwC Incentive Payments: In the event that your current employer, PwC, fails to pay you one or both of the following amounts, Office Depot will pay you such amount(s) as soon as administratively practicable following the later of: (i) your Start Date, and (ii) receipt of written notice from you that PwC failed to make such payment(s):

(1)	Retention payment of $85,000 (US), which requires you to be employed by PwC through December 31, 2011, and

(2)	Performance bonus of $200,000 (CN), which only requires that you be employed by PwC through February 15, 2012.

Car Allowance: You will be eligible to participate in Office Depot’s Executive Car Allowance Program in accordance with its terms, as the terms may be amended from time to time (currently, a bi-weekly car allowance of $600.00).

Vacation: You will be eligible for vacation in accordance with the terms of Office Depot’s vacation policy, as the terms may be amended from time to time (currently, 4 weeks of vacation per year).

Relocation: You will be eligible to participate in the Corporate relocation program. Please refer to the enclosed brochure for information on the benefits available.

Benefits: A summary of the benefits for which you will be eligible is enclosed.

Non-Compete Agreement: For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of employment, enclosed is an important document, which requires your execution – the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement. Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations. Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will/Severance: All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that you are terminated due to no fault of your own, Office Depot will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your base salary at the rate in effect on the date of your employment termination,

(ii) 18 times the difference between Office Depot’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, and (iii) a pro-rata bonus calculated at “target” under Office Depot’s annual bonus plan for Office Depot’s fiscal year in which the employment termination occurs, with proration based on the number of days of employment you complete in Office Depot’s fiscal year in which the employment termination occurs relative to the total number of days in such fiscal year. Office Depot must deliver to you a customary release agreement (the “Release”) within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in this section, you must (A) sign the Release and return the signed Release to Office Depot within the time period prescribed in the Release (which will not be more than 45 days after Office Depot delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.” Office Depot will pay the severance benefits specified in this section to you in a lump sum within 15 days following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. Unless otherwise agreed to in writing by Office Depot, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance benefits shall be the exclusive source of any severance benefits.

Change in Control Agreement: In addition, on or about your start date, you will be provided a Change in Control Agreement which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein.

Tax Treatment: This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and Office Depot’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. As a result, with respect to any amount that is subject to Section 409A (i) references to your termination of employment shall be deemed references to your “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of your separation from service (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of your separation from service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to you in connection with your separation from service shall be paid six months after such separation from service (if you die after the date of your separation from service but before a payment has been made, such payment will be paid to your estate without regard to such six-month delay). You acknowledge and agree that Office Depot has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Office Depot is required to verify your eligibility to work in the United States. Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility. The List of Acceptable Documents for this purpose is enclosed for your reference.

If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Enclosed is the Drug Test Chain of Custody form you must take to the lab. This lab will fill out the form for you. Be sure to take a photo ID with you.

Call LexisNexis at 800-939-4782 and provide your zip code in order to ascertain the collection site that is most convenient for you. Please let LexisNexis know that you have a Quest Diagnostics lab sheet in order to be directed to the correct lab.

Farla, we are excited to have you join management as Executive Vice President and Chief Merchandising Officer. I look forward to your response as soon as practicable.

Sincerely,

/s/ Michael Allison

Michael Allison

EVP, Human Resources

Agreed and Accepted by:
/s/ Farla Efros	Dec. 16/2011
Farla Efros	Date

Enclosures

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